EXHIBIT 99.1

Chicopee Bancorp, Inc. Reports First Quarter Results and Announces Quarterly Cash Dividend of $0.07 Per Share

CHICOPEE, Mass., April 25, 2014 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the "Company") (Nasdaq:CBNK), the holding company for Chicopee Savings Bank (the "Bank"), announced the unaudited results of operations for the three months ended March 31, 2014.

The Company also announced on April 25, 2014, that its Board of Directors declared a cash dividend of $0.07 per share. Stockholders of record as of the close of business on May 9, 2014 will receive the cash dividend on or about May 21, 2014.

The Company reported a net loss of $1.4 million, or $0.27 loss per share, for the three months ended March 31, 2014, compared to net income of $797,000, or $0.16 earnings per share, for the same period in 2013. The decrease in net income for the three months ended March 31, 2014 compared to the three months ended March 31, 2013, was the result of a $2.3 million increase in the provision for loan losses, a decrease in non-interest income of $253,000, or 30.1%, and a decrease of $48,000, or 1.0%, in net interest income, partially offset by a decrease in non-interest expense of $16,000, or 0.4%, and a decrease in income tax expense of $400,000, or 177.9%, due to the lower level of taxable income during the three months ended March 31, 2014.

Net interest income decreased $48,000, or 1.0%, to $4.7 million for the three months ended March 31, 2014. The decrease in net interest income resulted from the decrease in interest income of $270,000, or 4.6%, partially offset by the decrease in interest expense of $222,000, or 19.3%. The decrease in interest income was due to the continued net interest margin compression and interest reversals on loans placed on non-accrual status during the first quarter of 2014. Interest expense on deposits decreased $244,000, or 25.4%, from $958,000 for the three months ended March 31, 2013 to $714,000 for the three months ended March 31, 2014. Interest expense on Federal Home Loan Bank (FHLB) advances increased $24,000, or 12.8%, over the same period.

The net interest margin decreased five basis points from 3.69%, for the three months ended March 31, 2013, to 3.64% for the three months ended March 31, 2014. The net interest rate spread decreased four basis points from 3.43% at March 31, 2013 to 3.39% at March 31, 2014. The average yield on assets decreased 21 basis points from 4.53% for the three months ended March 31, 2013 to 4.32% for the three months ended March 31, 2014. The loan yield continues to decrease due to the pressure from the low interest rate environment and increased competition for quality loans in the marketplace. Also impacting interest income was interest income reversals on loans placed on non-accrual status in the first quarter of 2014. The average cost of funds decreased 17 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing high cost time deposits.

Average earning assets increased $1.2 million, or 0.22%, from $551.3 million for the three months ended March 31, 2013 to $552.5 million for the three months ended March 31, 2014. The increase in average earnings assets was due to the $26.0 million, or 5.6%, increase in average loans, offset by the $16.0 million, or 25.0%, decrease in average investments and the decrease in other earning assets of $8.8 million, or 36.2%. The average balance of demand deposits, an interest free source of funds, for the three months ended March 31, 2014 compared to the three months ended March 31, 2013, increased $17.7 million, or 24.7%.

The provision for loan losses increased $2.3 million, for the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The increase was due to a $2.0 million charge-off. Non-performing loans increased $6.4 million, or 165.7% from $3.9 million, or 0.85% of total loans, at March 31, 2013 to $10.3 million or 2.10%, of total loans, at March 31, 2014.

The current level of non-performing loans is concentrated with two commercial relationships totaling $6.1 million, or 59.3% of total non-performing loans. Non-performing loans were trending lower for much of 2013 and would have experienced a reduction if not for the downgrade of the two commercial relationships. As previously disclosed as a subsequent event in our Annual Report on Form 10-K, a $4.5 million commercial relationship was placed on non-accrual in the first quarter of 2014. The loans to this borrower are secured by all assets of the borrower, including commercial real estate and personal guarantees. Upon physical inspection early in March of 2014 by management, it was noted that the Company's collateral did not appear to coincide with the financial statements provided by the borrower and the November 2013 results of an independent field exam verifying the borrower's certified inventory level. The borrower could not provide an explanation for the material discrepancy between the physical inventory on site and the most recent financial statements provided by the borrower. Management is investigating potential fraudulent activity and has taken immediate steps to protect the Company's position. Although we are very early in the process of investigation, management has taken legal action to minimize any additional losses that may result from the suspected fraudulent activity. Total loans involved in the suspected fraud are approximately $4.5 million. Based on the most recent valuation of the borrower's assets, we have taken a charge-off of $2.0 million against the allowance for loans losses and the exposure was reduced from $4.5 million to $2.5 million at March 31, 2014.

The second impaired commercial relationship, a $3.6 million commercial real estate loan disclosed in the third quarter of 2013 is in the process of foreclosure. The borrower reported to the Bank in August of 2013 that they were experiencing cash flow difficulties and, although the loans were not 90-days past due at that time, the relationship was placed on non-accrual status on September 30, 2013. The loans to this borrower are secured by commercial real estate, and all assets of the borrower, including personal guarantees. At March 31, 2014, based on recent appraisals, a specific reserve of $128,000 was recorded against the allowance for loan losses. Management continues to monitor this relationship to minimize any further deterioration in the collateral that could result in future losses.

The $253,000, or 30.1%, decrease in non-interest income for the three months ended March 31, 2014 was due to the decrease in income from loan sales and servicing of $211,000, or 80.0%, an increase of $42,000, or 106.0%, in net losses on the sale of other real estate owned (OREO), and a decrease of $24,000, or 100.0%, in other non-interest income, partially offset by a $34,000 gain on the sale of available-for-sale securities. The decrease of $211,000, or 80.0%, in net income from loan sales and servicing was due to the decrease in loan sales to the secondary market as a result of the abrupt decrease in home mortgage refinancing activity by the third quarter of 2013 related to the anticipated changes in the Federal Reserve monetary policies. Loan sales to the secondary market decreased from $12.0 million for the three months ended March 31, 2013 to $1.6 million for the three months ended March 31, 2014.

Non-interest expense decreased $16,000, or 0.4%, for the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The decrease was a result of the $37,000, or 17.1%, decrease in professional fees, a decrease of $21,000, or 10.4%, in furniture and equipment, a decrease of $20,000, or 3.0%, in other non-interest expense, a decrease of $17,000, or 0.7%, in salaries and employee benefits, and a decrease of $16,000, or 21.2%, in stationery, supplies and postage. These improvements were partially offset by the $34,000, or 10.9%, increase in data processing, an increase in occupancy expense of $23,000, or 5.3%, an increase in advertising expense of $22,000, or 15.0%, and an increase of $16,000, or 23.5%, in FDIC insurance expense.

Total assets increased $12.1 million, or 2.1%, from $587.7 million at December 31, 2013 to $599.8 million at March 31, 2014. The increase in total assets was primarily due to the increase in cash and cash equivalents of $17.5 million, or 92.6%, and an increase in net loans of $2.6 million, or 0.5%, partially offset by the decrease in investments of $7.8 million, or 15.9%.

The $2.6 million, or 0.5%, increase in net loans was due to the increase of $4.0 million, or 1.9%, in commercial real estate loans, an increase of $6.0 million, or 13.4%, in construction loans, and an increase of $733,000, or 0.7%, in one- to four-family real estate loans, offset by a decrease of $7.6 million, or 8.8%, in commercial and industrial loans and a decrease of $599,000, or 1.9%, in home equity loans. In accordance with the Company's asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. The Company currently services $97.0 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

At March 31, 2014, the allowance for loan losses was $4.5 million, or 0.91% of total loans, a decrease of $134,000, or 2.9%, from December 31, 2013. The allowance for loan losses as a percentage of non-performing loans was 43.2% at March 31, 2014 and 67.5% at December 31, 2013. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management reviews trends in historical loss rates and projected loss rates, as well as economic factors on a quarterly basis. The quarterly review also includes assessing the specific allowance needs for impaired loans based on the current level of allowance for loan losses to be adequate to absorb the estimate and probable losses inherent in the loan portfolio.

Asset quality continues to be the top focus for management and we continue to proactively work aggressively to resolve problem loans as they arise. Non-performing assets increased $3.3 million, or 45.0%, from $7.2 million, or 1.23% of total assets, at December 31, 2013 to $10.5 million, or 1.75% of total assets at March 31, 2014. Non-performing assets at March 31, 2014, included $10.3 million of non-performing loans and $135,000 in other real estate owned. Of the $10.3 million in non-performing loans, $2.9 million, or 28.3%, are one-to four-family residential loans, $5.8 million, or 56.3%, are commercial real estate loans, $1.3 million, or 12.9%, are commercial and industrial loans, $25,000, or 0.24%, are consumer loans, and $240,000, or 2.3%, are home equity loans. For the three months ended March 31, 2014, the Company reported net charge-offs of $2.3 million, or 0.48%, of total average loans, compared to net recoveries of $31,000, or -0.01% of total average loans, for the same period in 2013.

The held-to-maturity investment portfolio decreased $7.6 million, or 15.7%, from $48.6 million at December 31, 2013 to $41.0 million at March 31, 2014. The decrease in the held-to-maturity portfolio was due to maturities of $5.0 million in U.S. Treasuries and maturities of $2.3 million in certificates of deposit. The fair value of available-for-sale securities decreased $195,000, or 32.3%, from $602,000, at December 31, 2013 to $407,000, at March 31, 2014, due to the sale of available-for-sale securities in the first quarter of 2014.

Total deposits increased $6.9 million, or 1.5%, from $449.8 million at December 31, 2013 to $456.7 million at March 31, 2014. Core deposits increased $6.5 million, or 2.2%, from $292.5 million at December 31, 2013 to $299.0 million at March 31, 2014. Demand deposits increased $3.7 million, or 4.1%, to $94.6 million, money market accounts increased $562,000, or 0.5%, to $111.7 million, NOW accounts increased $1.4 million, or 3.5%, to $42.2 million, and savings accounts increased $791,000, or 1.6%, to $50.5 million. Certificates of deposit increased $438,000, or 0.3%, from $157.2 million at December 31, 2013 to $157.7 million at March 31, 2014. We continue to focus on allowing high cost deposits to mature and be replaced with low cost relationship based core deposits.

FHLB advances increased $7.2 million, or 16.0%, from $45.0 million at December 31, 2013 to $52.2 million at March 31, 2014.

Stockholders' equity was $90.7 million, or 15.1% of total assets, at March 31, 2014 compared to $92.2 million, or 15.7% of total assets, at December 31, 2013. The Company's stockholders' equity decreased as a result of the $1.4 million net loss for the period and the $380,000 cash dividend paid on February 21, 2014, partially offset by an increase of $76,000, or 2.1% in stock-based compensation, and an increase of $78,000, or 2.4%, in additional paid-in-capital.

At March 31, 2014, the Company's balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered "well-capitalized" under federal banking regulations. The Company's tangible book value per share decreased by $0.30, or 1.7%, from $16.97 at December 31, 2013 to $16.67 at March 31, 2014 due to the net loss in the first quarter of 2014.

The increase in non-performing loans in the last two quarters was certainly a setback for the Company, but one that can be overcome. We believe our non-performing loans are manageable as two commercial relationships represent 59.3% of total nonaccrual loans. Management is taking steps to protect the collateral and minimize the loss to the Company. We believe these are two isolated cases and we are working diligently to return asset quality back to historical normal levels.

We continue to take steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. We believe that Chicopee Savings Bank is well-positioned and well-capitalized for a strong performance as the economy continues to improve. We have managed the Company through one of the most challenging economic conditions by executing our business strategy. We will continue to stay the course and continue to identify opportunities in the marketplace. We remain confident in our strategic plan to build long-term franchise value for our stockholders and to increase the Company's tangible book value.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest technologically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank's products and services, please visit our web site at www.chicopeesavings.com.

The payment of dividends is at the discretion of the Board of Directors and nothing contained herein should be interpreted as a commitment to pay future dividends.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
ASSETS	March 31, 2014	December 31, 2013
	(Unaudited)

Cash and due from banks	$ 13,142	$ 9,100
Federal funds sold	1,036	426
Interest-bearing deposits with the Federal Reserve Bank of Boston	22,256	9,389
Total cash and cash equivalents	36,434	18,915

Available-for-sale securities, at fair value	407	602
Held-to-maturity securities	40,993	48,606
Federal Home Loan Bank stock, at cost	3,914	3,914
Loans receivable, net of allowance for loan losses ($4,462 at March 31, 2014 and $4,596 at December 31, 2013)	488,170	485,619
Loans held for sale	396	70
Other real estate owned	135	407
Mortgage servicing rights	352	381
Bank owned life insurance	14,261	14,173
Premises and equipment, net	9,043	9,181
Accrued interest receivable	1,528	1,609
Deferred income tax asset	3,057	3,042
Other assets	1,167	1,208
Total assets	$ 599,857	$ 587,727

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$ 94,590	$ 90,869
NOW accounts	42,181	40,774
Savings accounts	50,546	49,755
Money market deposit accounts	111,688	111,126
Certificates of deposit	157,680	157,242
Total deposits	456,685	449,766

Advances from Federal Home Loan Bank	52,187	44,992
Accrued expenses and other liabilities	327	739
Total liabilities	509,199	495,497

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued; 5,438,085 and 5,435,885 shares outstanding at March 31, 2014 and December 31, 2013)	72,479	72,479
Treasury stock, at cost (2,001,283 and 2,003,483 shares at March 31, 2014 and December 31, 2013)	(26,394)	(26,435)
Additional paid-in capital	3,377	3,299
Unearned compensation (restricted stock awards)	(11)	(12)
Unearned compensation (Employee Stock Ownership Plan)	(3,496)	(3,571)
Retained earnings	44,678	46,418
Accumulated other comprehensive income	25	52
Total stockholders' equity	90,658	92,230
Total liabilities and stockholders' equity	$ 599,857	$ 587,727

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)
	Three Months Ended March 31,
	2014	2013
Interest and dividend income:
Loans, including fees	$ 5,204	$ 5,456
Interest and dividends on securities	411	424
Other interest-earning assets	8	14
Total interest and dividend income	5,624	5,894

Interest expense:
Deposits	714	958
Securities sold under agreements to repurchase	--	3
Other borrowed funds	213	189
Total interest expense	928	1,150

Net interest income	4,696	4,744
Provision for (reduction in) loan losses	2,201	(70)
Net interest income, after provision for loan losses	2,495	4,814

Non-interest income:
Service charges, fee and commissions	496	502
Loan sales and servicing, net	53	264
Net gain on sales of securities available for sale	34	--
Loss on sale of other real estate owned	(82)	(40)
Income from bank owned life insurance	88	92
Other non-interest income	--	24
Total non-interest income	589	842

Non-interest expenses:
Salaries and employee benefits	2,516	2,533
Occupancy expenses	448	425
Furniture and equipment	183	204
FDIC insurance assessment	84	68
Data processing	346	312
Professional fees	180	217
Advertising	169	147
Stationery, supplies and postage	60	76
Other non-interest expense	632	652
Total non-interest expenses	4,618	4,634

Income (loss) before income tax expense (benefit)	(1,534)	1,022
Income tax expense (benefit)	(175)	225
Net (loss) income	$ (1,359)	$ 797

Earnings (loss) per share:
Basic	$ (0.27)	$ 0.16
Diluted	$ (0.27)	$ 0.16
Adjusted weighted average common shares outstanding
Basic	5,079,063	5,040,230
Diluted	5,079,063	5,104,810

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Operating Results:
Net interest income	$ 4,696	$ 4,744
Loan loss provision	2,201	(70)
Non-interest income	589	842
Non-interest expense	4,618	4,634
Net income	(1,359)	797

Performance Ratios:
Return on average assets	-0.94%	0.55%
Return on average equity	-5.94%	3.56%
Interest rate spread	3.39%	3.43%
Net interest margin (1)	3.64%	3.69%
Non-interest income to average assets	0.41%	0.58%
Non-interest expense to average assets	3.18%	3.20%
GAAP Efficiency Ratio (2)	87.37%	82.96%
Non-GAAP efficiency ratio (3)	82.60%	78.97%
Average Equity to Average Assets	15.76%	15.44%

Per Share Data:
Diluted earnings per share	$ (0.27)	$ 0.16
Cash Dividend per share	$ 0.07	$ 0.05
Dividend Yield	1.58%	1.18%
Stock price at period end	$ 17.70	$ 16.90
Tangible Book value per share	$ 16.67	$ 16.70

	At March 31, 2014	At December 31, 2013
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.91%	0.94%
Allowance for loan losses as a percent of total non-performing loans	43.18%	67.48%
Net charge-offs to average loans	0.48%	0.04%
Non-performing loans as a percent of total loans	2.10%	1.39%
Non-performing assets as a percent of total assets	1.75%	1.23%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.

(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.

(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income. For the dates indicated the ratio is calculated as follows (in thousands):

	Three Months Ended March 31,
	2014	2013
Non-interest expenses	$ 4,618	$ 4,634
Tax equivalent net interest income	4,954	5,010
Non-interest income	589	842
Add back:
Loan sales and servicing, net	--	--
Other non-interest income	--	(24)
Net gain on sale of securities	(34)	--
Loss on sale of other real estate owned	82	40
Total income included in calculation	$ 5,591	$ 5,868
Non-interest expenses divided by total income	82.60%	78.97%
CONTACT:  Chicopee Bancorp, Inc.
          Guida R. Sajdak
          Chief Financial Officer and Senior Vice President
          413-594-6692
          gsajdak@chicopeesavings.com